Exhibit 5.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

August 19, 2016
Commvault Systems, Inc. 1 Commvault Way Tinton Falls, New Jersey 07724

Ladies and Gentlemen:

We are acting as special counsel to Commvault Systems, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of 2,800,000 shares of its Common Stock, $0.01 par value per share (“Common Stock”) to be offered pursuant to the Commvault Systems, Inc. Omnibus Incentive Plan (the “Plan”). In connection therewith, we have examined or are otherwise familiar with the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated By-Laws, the Plan, the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the shares of Common Stock, relevant resolutions of the Board of Directors of the Company, and such other documents and instruments as we have deemed necessary for the purposes of rendering this opinion.
Based upon the foregoing, we are of the opinion that the shares of Common Stock registered on the Registration Statement are duly authorized for issuance and when issued in accordance with the provisions of the Plan will be validly issued, fully paid and non-assessable shares of the Company.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MAYER BROWN LLP

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